American Filtrona Corporation
                        3951 Westerre Parkway, Suite 300
                            Richmond, Virginia 23233
                                  804-346-2400

                                  July 1, 1997

Mrs. Frances B. Bunzl                     Mr. Wallace Stettinius
3649 Peachtree Road, Apt. 105             Post Office Box 27367
Atlanta, Georgia 30319                    Richmond, Virginia 23261

Bennett L. Kight, Esquire                 Mr. William A. Forrest, Jr.
c/o Sutherland, Asbill & Brennan, L.L.P.  Post Office  Box 27367
999 Peachtree Street, N.W.                Richmond, Virginia 23261
Atlanta, Georgia 30309
                                          WBT Holdings LLC
Mr. Rudolph H. Bunzl                      999 Peachtree Street, N.E.
5540 Falmouth Street, Suite 305           Suite 2300
Richmond, Virginia 23230                  Atlanta, Georgia 30309-3996
                                          Attention: Bennett L. Kight, Esquire

Dear Mrs. Bunzl and Gentlemen:

        This letter constitutes the agreement between American Filtrona Corporation, a Virginia corporation (the "Company"), and each of the undersigned (the "Shareholders") regarding shares of common stock, par value $1.00, of the Company (the "Shares") beneficially owned by the Shareholders. The Company is contemplating entering into a letter of intent (the "Letter of Intent") in the form attached hereto as Exhibit A, pursuant to which the Company would be merged or otherwise combined with an affiliate ("Newco") of Bunzl plc, an English public limited company ("Bunzl"), on the terms described in the Letter of Intent.

        In consideration of the Company's expenditure of efforts and incurrence of expenses, the parties agree as follows:

        1. Each of the Shareholders hereby agrees that if:

           (a) an acquisition transaction incorporating the terms of paragraphs 1, 2, 3 and 8(e)(f) and (h) of the Letter of Intent and providing for the actions described on Exhibit B attached hereto (subject to the limitations and exceptions set forth therein) (the "Transaction") is approved by the Board of Directors of the Company upon recommendation of the Special Committee of the Board of Directors; and

Mrs. Frances B. Bunzl
Bennett L. Kight, Esquire
Mr. Rudolph H. Bunzl
Mr. Wallace Stettinius
Mr. William A. Forrest
WBT Holdings LLC
July 1, 1997
Page Two

           (b) the Company has received an opinion of Goldman Sachs & Co. that the consideration to be received by the Company's shareholders in the Transaction other than a Shareholder who participates in the actions described in Exhibit B is fair to such shareholders, then

           (i) each of the Shareholders shall have granted a proxy as provided in paragraph 8(h) of the Letter of Intent, or, if he or she has not done so with the approval of Bunzl, then such Shareholder shall vote all Shares as to which he or she has voting power in favor of the Transaction if the Transaction involves the vote of the Company's shareholders; and

          (ii) each of the Shareholders shall tender or submit for exchange all Shares as to which he or she has dispositive power if the Transaction involves a tender or exchange offer.

        2. Until the consummation of the Transaction, each of the Shareholders hereby agrees that:

           (a) if the voting or dispositive power with respect to any Shares is subsequently acquired by a Shareholder, such Shares will become subject to the terms of this Agreement; and

           (b) without the prior approval of Bunzl, he or she will not sell, assign, pledge or otherwise transfer any of his or her Shares or any interest therein to any person except to the extent necessary to effect the transaction described in Exhibit B attached hereto; provided that Shares that are transferred either with such approval by Bunzl or as described on such Exhibit B shall remain subject to the terms of this Agreement.

        3. If (i) the Company and Newco have not entered into a definitive agreement with respect to the Transaction by September 30, 1997, (ii) such definitive agreement is terminated in accordance with its terms, or (iii) the Company releases any of the Shareholders from his or her obligations under this Agreement (with any transfer made in compliance with paragraph 2(b) above not being deemed such a release), then this Agreement shall expire and all further obligations of the parties hereto shall terminate.

Mrs. Frances B. Bunzl
Bennett L. Kight, Esquire
Mr. Rudolph H. Bunzl
Mr. Wallace Stettinius
Mr. William A. Forrest
WBT Holdings LLC
July 1, 1997
Page Three

        4. Each of the Shareholders represents that he or she, as to shares held individually or as a trustee, has all requisite power or authority to enter into this Agreement in the respective capacities in which he or she owns or controls Shares, and the covenants of the Shareholders set forth herein are valid and enforceable against him or her, respectively, in the respective capacities in which he or she owns or controls Shares. The representations, agreements and covenants of the Shareholders set forth herein are also intended for the benefit of Newco and Bunzl, and Newco and Bunzl shall have the right to enforce such agreements and covenants to the maximum extent permitted by law.

        5. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

        Please acknowledge your agreement with the foregoing by executing all copies of this Agreement as marked. Please retain a copy for your records and return all other copies to the Company in the enclosed envelope.

                                Sincerely,

                                AMERICAN FILTRONA CORPORATION


                                By:  /s/ John L. Morgan
                                     ------------------
                                         John L. Morgan
                                         Chairman

ACKNOWLEDGED AND AGREED:


/s/ Frances B. Bunzl
-----------------------------
Frances B. Bunzl

/s/ Bennett L. Kight
----------------------------
Bennett L. Kight


/s/ Rudolph H. Bunzl
----------------------------
Rudolph H. Bunzl


/s/ Wallace Stettinius
----------------------------
Wallace Stettinius


/s/ William A. Forrest, Jr.
----------------------------
William A. Forrest, Jr.



WBT HOLDINGS LLC


/s/ Bennett L. Kight
----------------------------
By:    Bennett L. Kight
Title: President